Exhibit 99.2

Mechanical Technology, Incorporated Announces Closing of Upsized $18 Million Preferred Stock Offering

ALBANY, N.Y., August 23, 2021 – Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), the parent company of EcoChain, Inc. ("EcoChain"), a cryptocurrency mining business powered by renewable energy, and MTI Instruments, Inc. ("MTI Instruments"), a test and measurement instruments and systems business, today announced the closing of its upsized underwritten public offering of 720,000 shares of its 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, with a $25.00 liquidation preference per share (the “Series A Preferred Stock”), at a price to the public of $25.00 per share for aggregate gross proceeds of $18,000,000. Net proceeds to the Company, after payment of underwriting discounts and fees and estimated offering expenses payable by the Company, were approximately $16.1 million.

The Series A Preferred Stock has been approved for listing on the Nasdaq Stock Market LLC under the symbol “MKTYP.”

The Company also granted the underwriters a 45-day option to purchase up to an additional 108,000 shares of the Series A Preferred Stock (representing 15% of the shares of the Series A Preferred Stock being sold in the offering) to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the 45-day period from the closing of the offering. In the event that the Over-Allotment Option is exercised by the underwriters, in full, that would result in additional aggregate gross proceeds of approximately $2,700,000 less applicable underwriter discounts and other offering fees and expenses.

MTI intends to use the net proceeds of the offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property, and business, product line or asset acquisitions related to MTI Instruments and for working capital and general corporate purposes, which include, but are not limited to, operating expenses.

The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not redeemable prior to August 23, 2026, except under certain circumstances. On or after August 23, 2026, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption. The Series A Preferred Stock may also be redeemed upon the occurrence of certain delisting or change in control events.

Univest Securities, LLC is acting as the sole book running manager for this offering.

The offering is being conducted pursuant to the Company's Registration Statement on Form S-1 (File No. 333-257300), as amended, including by its Registration Statement on Form S-1MEF filed pursuant to Rule 462(b), previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus relating to the offering has been filed with the SEC on August 20, 2021 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from Univest Securities, LLC, 375 Park Avenue, 15th Floor, New York, NY 10152, by phone (212) 343-8888 or e-mail info@univest.us.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through EcoChain, MTI develops cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real-world applications in numerous industries. Those include manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statements

The statements in this press release, including with respect to the possible offering of additional shares of the Series A Preferred Stock and the anticipated use of proceeds, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company's Registration Statement on Form S-1 (File No. 333-257300), as amended; and (2) other risks and uncertainties that may be detailed from time to time in MTI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Lisa Brennan
lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com